Exhibit 99.1

The Cereghino Group

Corporate Investor Relations

206.388.5785 www.stockvalues.com

Contacts: Pat Sheaffer or Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Annouces Retirement of Ron Wysaske

Vancouver, WA – July 26, 2017 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (the "Company"), the holding company for Riverview Community Bank ("Bank" and collectively "Riverview"),  today announced that Ron Wysaske will be retiring.  He will be retiring as President, Chief Operating Officer and Director of the Company and the Bank on July 26, 2017 and will continue as an employee, to assist in the transition, through September 30, 2017.
"On behalf of the Board of Directors of the Company and the Bank, I want to express our sincere appreciation to Ron for the leadership and guidance that he provided the Company and the Bank during his 41 years of dedicated service," said Pat Sheaffer chairman and chief executive officer. "Ron is highly respected in our company, our community, and our industry and has helped us create a strong institution that is dedicated to serving our customers, employees and shareholders throughout Southwest Washington.  His banking and financial expertise have been instrumental Riverview's success. The management, staff and directors are very grateful for his contributions and we wish him all the best."

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.13 billion, it is the parent company of the 94 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers.
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.